SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549


                                      FORM 8-K


                         Pursuant to Section 13 or 15(d) of
                         the Securities Exchange Act of 1934


          Date of Report (Date of earliest event reported) December 9, 1994



                            MIRAGE RESORTS, INCORPORATED
               ______________________________________________________
               (Exact name of Registrant as specified in its charter)


                  Nevada                    1-6697              88-0058016
          ______________________         ___________        _________________
          (State or other juris-         (Commission        (IRS Employer
          diction of incorporation)      File Number)       Identification No.)


                  3400 Las Vegas Boulevard South, Las Vegas, Nevada 89109
                  _______________________________________________________
                   (Address of principal executive offices)   (Zip Code)


         Registrant's telephone number, including  area code:  (702)  791-7111


            (Former name or former address, if changed since last report)

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        Item 5.  Other Events.

                 On December 9, 1994, Victoria Partners, a Nevada general partnership (the "Joint Venture"), was formed as a joint venture between MRGS Corp. ("MRGS"), an indirect wholly owned subsidiary of the Registrant, and Gold Strike L.V. ("Gold Strike"), a general partnership composed of the principals of the Gold Strike, Nevada Landing and
                 Railroad Pass hotel-casinos in Jean, Henderson and Boulder City, Nevada. The purpose of the Joint Venture is to design, develop, construct, own and operate a new themed hotel-casino resort (the "Project") on approximately 44 acres at the south end of the former Dunes Hotel, Casino and Country Club site now owned by the Registrant. The Project will have more than 400 feet of frontage on the Las Vegas Strip and will feature approximately 3,000 guest rooms and an 80,000- to 100,000-square foot casino. The Project will be designed and marketed to appeal to the value-oriented Las Vegas visitor.

                 MRGS and Gold Strike each own 50% of the Joint Venture. Gold Strike will supervise the design and construction and will manage and operate the Project without fee.

                 Construction of the Project is expected to begin in the spring of 1995 and be completed by late 1996. Based on preliminary estimates, the total cost of the Project is anticipated to be between $250 million and $300 million. This amount includes the estimated value of the land, which the Registrant will contribute in exchange for its equity interest in the Joint Venture. The Joint Venture Agreement governing the Joint Venture is filed as an exhibit to this Form 8-K.

                 On December 21, 1994, the Joint Venture entered into a Reducing Revolving Loan Agreement (the "Loan Agreement") providing for a $175 million seven-year (subject to scheduled amortization) reducing revolving credit facility (the "Facility") from a group of nine commercial banks led by Bank of America National Trust and Savings Association, as Administrative Agent. Borrowings under the Facility are tied, at the Joint Venture's option, to the prime rate or the London Interbank Offered Rate. Borrowings under the Facility are available for development and construction of the Project and thereafter for working capital and general

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
                 Joint Venture  purposes.   Borrowings under  the Facility
                 will not be available until (i) Gold Strike has contributed at least $30 million to the Joint Venture,
                 (ii) the Registrant has contributed the land to the Joint Venture, (iii) an affiliate of Gold Strike has delivered to the lenders a $25 million cash deposit or letter of credit in support of its guaranty of completion of construction of the Project and (iv) certain other condition have been satisfied. If all of such conditions have not been satisfied by April 30, 1995, the Loan Agreement will terminate. Borrowings under the Facility generally may not exceed 70% of the cumulative Project costs (including the attributed value of the land).

                 Borrowings under the Facility are collateralized by first liens on the land and improvements con-stituting the Project and substantially all of the Joint Venture's personal property. Loans under the Facility are not guaranteed by the Registrant. An affiliate of Gold Strike has agreed to guarantee com-pletion of construction of the Project by December 31, 1996.

                 The Loan Agreement contains a number of covenants applicable to the Joint Venture, including those relating to the maintenance of specified interest coverage and leverage ratios and certain limitations on further indebtedness, liens, capital expenditures, investments, mergers and sales of assets and distributions to the venturers. The Loan Agreement is filed as an exhibit to this Form 8-K.

        Item 7.  Financial Statements and Exhibits.

            (c)  Exhibits.

          99.1 Joint Venture Agreement, dated as of December 9, 1994, among MRGS, Gold Strike and the Registrant (without Exhibit).

          99.2 Reducing Revolving Loan Agreement, dated as of December 21, 1994, among the Joint Venture, each Bank party thereto, The Long-Term Credit Bank of Japan, Ltd., Los Angeles Agency and Societe Generale, as Co-Agents, and Bank of America National Trust and Savings Association, as Administrative Agent (without Schedules or Exhibits).

                            SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      MIRAGE RESORTS, INCORPORATED
                                               (Registrant)



 Dated:  January 18, 1995              By: BRUCE A. LEVIN
                                           ___________________________________
                                           BRUCE A. LEVIN
                                           Vice President and General Counsel



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